Exhibit 4.5

March 4, 2021

DEEPGREEN METALS INC.

WARRANT TO PURCHASE COMMON SHARES

For value received, DeepGreen Metals Inc., a privately held, company existing under the laws of British Columbia (the “Company”), hereby certifies that Allseas Group S.A. (“Holder”), is the registered holder of warrants (the “Warrants”) to subscribe for and purchase a number of fully paid common shares (“Common Shares”) of the Company equal to (x) 10,000,000 times (y) the Adjustment Factor, as calculated below (as such number of shares, but not the Adjustment Factor, may be adjusted pursuant to Section 3 hereof, the “Warrant Shares”), at a purchase price of $0.01 per share (as adjusted pursuant to Section 3 hereof, the “Purchase Price”), at any time after the occurrence of the Vesting Event after the completion of the Business Combination (as such terms are defined below) and before 5:00 p.m., Eastern Time, on September 30, 2026 (the “Expiration Date”), subject to the provisions and upon the terms and conditions hereinafter set forth. As used in this Warrant, the term “Business Day” means any day other than a Saturday, Sunday or a day on which commercial banks located in New York, New York are not open for the general transaction of business. If the Vesting Event shall occur on or prior to September 30, 2023, then the Adjustment Factor shall be 1.00. If the Vesting Event shall occur after September 30, 2023, and before September 30, 2025, then the Adjustment Factor shall be calculated as follows:

[1 – [ 0.5 x [the number of days between the Vesting Event and September 30, 2023] / 730 ] ]

If the Vesting Even occurs between September 30, 2025 and the Expiration Date, the Adjustment Factor shall be 0.5.

Section 1. Exercise.

(a) Method of Exercise; Payment; Issuance of New Warrant.

(i) Subject to the provisions hereof, the Holder may exercise this Warrant, in whole or in part and from time to time after the occurrence of the Vesting Event, by the surrender of this Warrant (with the Notice of Exercise attached hereto as Appendix A duly executed) at the principal office of the Company, or such other office or agency of the Company as it may reasonably designate by written notice to the Holder, during normal business hours on any Business Day, and the payment by the Holder by cash, certified check payable to the Company or wire transfer of immediately available funds to an account designated to the exercising Holder by the Company of an amount equal to the then applicable Purchase Price multiplied by the number of Warrant Shares then being purchased. On the date on which the Holder shall have satisfied in full the Holder’s obligations set forth herein regarding an exercise of this Warrant (provided that such date is on or prior to the Expiration Date), the Holder shall be treated for all purposes as the holder of record of such Warrant Shares as of the close of business on such date.

(ii) In the event of any exercise of the rights represented by this Warrant, unless this Warrant has been fully exercised, a new Warrant representing the whole number of Warrant Shares, if any, with respect to which this Warrant shall not then have been exercised shall be issued to the Holder as soon as reasonably practicable thereafter after such exercise.

Section 2. Stock Fully Paid. All Warrant Shares issued upon exercise of this Warrant shall be, at the time of delivery of the certificates for such Warrant Shares upon payment in full of the Purchase Price therefor in accordance with the terms of this Warrant, duly authorized, validly issued and fully paid Common Shares of the Company as adjusted pursuant to Section 3 hereof.

Section 3. Certain Adjustments and Distributions. The number and kind of securities purchasable upon the exercise of this Warrant shall be subject to adjustment from time to time upon the occurrence of certain events, as follows:

(a) Subdivision, Consolidation, Reclassification or Change in Warrant Shares. In the event of any consolidation, reclassification or change of the Warrant Shares into a lesser number of the same or different class or classes of stock, the number of Warrant Shares deliverable upon exercise of this Warrant shall be proportionally decreased, the class or classes of such Warrant Shares shall be appropriately adjusted and the Purchase Price for such Warrant Shares shall be proportionately increased. In the event of any subdivision, reclassification or change of the Warrant Shares into a greater number of the same or different class or classes of stock, the number of Warrant Shares deliverable upon exercise of this Warrant shall be proportionally increased, the class or classes of such Warrant Shares shall be appropriately adjusted and the Purchase Price for such Warrant Shares shall be proportionately reduced.

(b) Reorganizations. If there shall occur any capital reorganization of the Common Shares (excluding mergers and consolidations covered under Section 3(c), excluding the Business Combination and any transaction related thereto and excluding a subdivision, combination or reclassification), then, as part of any such reorganization, lawful provision shall be made so that the Holder shall have the right thereafter to receive upon the exercise of this Warrant the kind and amount of shares of stock or other securities or property which such Holder would have been entitled to receive if, immediately prior to any such reorganization, such Holder had held the number of Common Shares which were then purchasable upon the exercise of this Warrant. In any such case, appropriate adjustment (as reasonably determined by the Board of Directors of the Company) shall be made in the application of the provisions set forth herein with respect to the rights and interests thereafter of the Holder such that the provisions set forth in this Section 3 (including provisions with respect to adjustment of the Purchase Price) shall thereafter be applicable, as nearly as is reasonably practicable, in relation to any shares of stock or other securities or property thereafter deliverable upon the exercise of this Warrant.

(c) Amalgamation, Consolidation or Sale of Assets; Business Combination. If there shall be an amalgamation, merger, arrangement or reorganization of the Company with or into another corporation (other than an amalgamation, merger, arrangement or reorganization involving only a change in the jurisdiction of incorporation of the Company), or the sale of all or substantially all of the Company’s capital stock or assets to any other person, then as a part of such transaction, provision shall be made so that the Holder shall thereafter be entitled to receive upon exercise of this Warrant (in lieu of Common Shares of the Company) the number of shares of stock or other securities or property of the Company, or of the successor corporation resulting from the amalgamation, merger, reorganization or sale, to which the Holder would have been entitled if the Holder had exercised its rights pursuant to this Warrant immediately prior thereto. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 3 to the end that the provisions of this Section 3 shall be applicable after that event in as nearly equivalent a manner as may be practicable. For the avoidance of doubt, and notwithstanding anything to the contrary in this Warrant or otherwise, this Section 3(c) shall not apply to the Business Combination (as defined below) or any transaction in connection therewith. Upon the closing of the transactions contemplated by that certain Business Combination Agreement (the “BCA”) entered into by and among the Company, Sustainable Opportunities Acquisition Corp., a Cayman Islands exempted company, as may be renamed at the closing of the transactions pursuant to the BCA (“SOAC”), 1291924 B.C. Unlimited Liability Company, a company existing under the laws of British Columbia, Canada (such transactions, the “Business Combination”), this Warrant shall be assumed by SOAC in all respects, and thereafter any reference to the “Company” herein shall be deemed a reference to SOAC and any reference to “Common Shares” herein shall be deemed a reference to the common shares of SOAC. Upon completion of the Business Combination, the number of common shares of SOAC into which this Warrant may be exercised shall be calculated by multiplying (i) the maximum number of Warrant Shares into which this Warrant is then exercisable pursuant to the terms hereof by (ii) the Per Share Consideration (as defined in the BCA), rounded down to the nearest whole share.

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(d) Certificate of Adjustment. When any adjustment is required to be made in the Purchase Price (other than the adjustment arising from the completion of the Business Combination and assumption of this Warrant by SOAC), other than the adjustment arising from the completion of the Business Combination and assumption of this Warrant by SOAC, the Company shall promptly mail to the Holder a certificate setting forth the Purchase Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment. Such certificate shall also set forth the kind and amount of stock or other securities or property into which this Warrant shall be exercisable following the occurrence of any of the events specified in this Section 3.

Section 4. Notices. Unless otherwise specifically provided herein, all communications under this Warrant shall be in writing and shall be deemed to have been duly given (a) on the date personally delivered to the party to whom notice is to be given, (b) on the day of transmission if sent by facsimile or email with confirmation of receipt, (c) on the Business Day after delivery to Federal Express or similar overnight courier which utilizes a written form of receipt, or (d) on the fifth day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed, return receipt requested, to each such Holder at its address as shown on the books of the Company or to the Company at the address indicated therefor on the signature page of this Warrant. Any party hereto may change its address for purposes of this Section 4 by giving the other party written notice of the new address in the manner set forth herein.

Section 5. Mutilated or Missing Warrants. In case this Warrant shall be mutilated, lost, stolen, or destroyed, the Company shall issue in exchange and substitution of and upon cancellation of the mutilated Warrant, or in lieu of and substitution for the Warrant lost, stolen or destroyed, a new Warrant of like tenor and for the purchase of a like number of Warrant Shares, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction of the Warrant, and with respect to a lost, stolen or destroyed Warrant, reasonable indemnity or bond with respect thereto, if requested by the Company.

Section 6. Rights as Shareholder; Information. Except as expressly provided in this Warrant, the Holder, in its capacity as a holder of this Warrant, shall not be entitled to vote or receive dividends or be deemed the holder of Common Shares or any other securities of the Company which may at any time be issuable on the exercise hereof for any purpose, nor shall anything contained herein be construed to confer upon the Holder, in its capacity as a holder of this Warrant, any of the rights of a shareholder of the Company or any right to vote for the election of the directors or upon any matter submitted to shareholders at any meeting thereof, or to receive dividends or subscription rights or otherwise, until this Warrant shall have been exercised and the Warrant Shares purchasable upon the exercise hereof shall have become deliverable, as provided herein.

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Section 7. Vesting; Termination. This Warrant (and the right to purchase securities upon exercise hereof) shall vest and be exercisable only upon (and not at any time before) the occurrence of Successful Completion, as defined in that certain Pilot Mining Test Agreement dated July 8, 2019 (as amended by Change Order Number 1, and amended again by Amendment Number 2 dated February 20, 2020 and again by Amendment Number 3 dated as of March 4, 2021, and as otherwise amended) (the "Vesting Event"). This Warrant and all rights hereunder shall automatically terminate upon the Expiration Date. For the avoidance of doubt, prior to the occurrence of a Successful Completion, the Holder shall have no rights of any kind to require or demand the right to exercise this Warrant in any way or any part and no Warrant Shares shall be issued, notwithstanding any event or circumstance.

Section 8. Modification and Waiver. This Warrant and any provision hereof may be amended, changed, waived, discharged or terminated only by an instrument in writing signed by the Company and the then Holder.

Section 9. Descriptive Headings. The descriptive headings contained in this Warrant are inserted for convenience only and do not constitute a part of this Warrant.

Section 10. Governing Law. The validity, interpretation and performance of this Warrant shall be governed by, and construed in accordance with, the laws of British Columbia (without giving effect to its principles of conflict of laws), and the parties hereby irrevocably attorn to the exclusive jurisdiction of the Courts of the Province of British Columbia in the City of Vancouver which shall have exclusive jurisdiction in case of any conflict or dispute arising under this Warrant.

Section 11. Severability. If any provision of this Warrant is held to be unenforceable under applicable law, then (i) such provision shall be excluded from this Warrant, (ii) the balance of this Warrant shall be interpreted as if such provision were so excluded and (iii) the balance of this Warrant shall be enforceable in accordance with its terms.

Section 12. Acceptance. Receipt of this Warrant by the Holder hereof shall constitute acceptance of and agreement to the foregoing terms and conditions.

Section 13. Assignment. Without the prior written consent of the Company, the Warrant shall not be assigned, pledged, or hypothecated by the Holder, and shall not be subject to execution, attachment or similar process. Any attempted transfer, assignment, pledge, hypothecation or other disposition of the Warrant or of any rights granted hereunder contrary to the provisions of this Section 13, or the levy of any attachment or similar process upon the Warrant or such rights, shall be null and void. The terms and conditions of this Warrant shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.

Section 14. Time. Only for the purposes of Section 1(a) of this Warrant and all matters relating to the Expiration Date, time is of the essence hereof.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the Company has caused this Warrant to be executed on its behalf by one of its officers thereunto duly authorized.

DEEPGREEN METALS INC.

By:	/s/ Gerard Barron
Name:	Gerard Barron
Title:	Chief Executive Officer

Address:
Apt 403, Fortunato Building West, JVC Dubai

APPENDIX A
Notice of Exercise

To: [________]

1. The undersigned hereby irrevocably elects to purchase___________ Common Shares of DeepGreen Metals Inc. (the “Company”) pursuant to the terms of the attached Warrant, and tenders herewith payment of the Purchase Price of such shares in full, by cash, certified check/wire transfer/surrender of the originally executed Warrant. Defined terms shall have the meanings ascribed thereto in the Warrant.

Date:

By:

Name:

Its: